Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (May 15, 2013)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2013 and 2012, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three months ended March 31,
	2013	2012
Premium Earned	$12,934,000	$13,496,000
Investment Income	1,084,000	1,135,000
Realized Investment Gains	27,000	206,000
Other Income	172,000	197,000
Total Revenues	$14,217,000	$15,034,000

Net Income (Loss)	$(409,000)	$531,000

Net Income (Loss) Per Share	$(0.17)	$0.22

The Company ended the first quarter of 2013 with a net loss of $409,000 compared to net income of $531,000 for the same period last year; a decrease of $940,000. For the three months ended March 31, 2013, the Company had a net loss per share of $0.17 compared to net income per share of $0.22 for the three months ended March 31, 2012. The primary reason for the net loss in the current year compared to net income in the prior year was a $1,706,000 or 21.7% increase in claims in the first three months of 2013 compared to the same period last year. The increase in claims was primarily associated with an increase in losses and loss adjustment expenses reported in the P&C segment from catastrophe events (cat events) and non-catastrophe wind and hail claims compared to the same period last year. In addition, for the three months ended March 31, 2013, realized investment gains decreased 86.9%. Year to date net realized investment gains were $27,000 compared to $206,000 for the same period last year. The decrease in realized investment gains was primarily associated with a decline in trading activity in the investment portfolios during the first quarter of 2013 compared to the first quarter of 2012.

Consolidated premium revenue was $12,934,000 for the three months ended March 31, 2013 compared to $13,496,000 for the same period last year; a decrease of $562,000 or 4.2%. There were two primary factors contributing to the decline in premium revenue:

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We had no premium revenue from the automobile lines of business in 2013. Due to adverse underwriting results, we made the decision to exit the auto insurance business and ceased writing new business during 2011 with remaining in-force policies expiring in 2012.

•
We bought additional catastrophe reinsurance coverage in the second quarter of 2012 which increased our annualized cat reinsurance cost by approximately $1.3 million. The coverage was in the form of reinstatement premium protection

(RPP). We have historically bought catastrophe reinsurance subject to a reinstatement provision, which requires us to pay the reinsurance premium again, to cover a second event, to the extent reinsurance coverage layers are utilized. In 2012, we made the decision to purchase RPP which, in substance, is a prepayment of the reinstatement premium triggered by a second event. While this decision will increase our catastrophe cost in years in which we have no catastrophe losses impacting the cover, it will significantly reduce the uncertainty of reinstatement cost in years in which we have major storms and help reduce earnings volatility due to major catastrophes. The purchase of the RPP coverage will allow us to better reflect the true cost of our reinsurance coverage in our rates, and under a modeled 100 year catastrophe event, will reduce the adverse impact on capital of the event by approximately $4,000,000.

Shareholders’ equity as of March 31, 2013 was $30,334,000, up $107,000 compared to $30,227,000 as of December 31, 2012. Book value per share increased $0.05 per share for the period ended March 31, 2013 to $12.30 per share compared to $12.25 per share at December 31, 2012. Factors contributing to the change in equity were a year to date net loss of $409,000, increase in market values of fixed maturities and equity securities of $526,000, a net gain on interest rate swaps of $52,000 and dividends paid of $62,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama.